Energy Fuels Announces Approval of Amendments to Convertible Debentures

Lakewood, Colorado – August 4, 2016

Energy Fuels Inc. (NYSE MKT: UUUU; TSX: EFR) (“Energy Fuels” or the “Company”), a leading producer of uranium in the United States, is pleased to announce that the holders of its floating-rate convertible unsecured subordinated debentures (the “Debentures”) approved the previously announced amendments (the “Amendments”) to the Debentures at a special meeting of the holders of the Debentures (the “Debentureholders”) held today.

As previously announced, the Amendments will result in the following changes to the Debentures:

1.	Extend the maturity date of the Debentures from June 30, 2017 to December 31, 2020;

2.	Reduce the conversion price of the Debentures from Cdn$15.00 to Cdn$4.15 per common share of the Company;

3.

Add a redemption provision that enables the Company to redeem the Debentures upon providing not less than 30-days’ notice, in cash, in whole or in part, at any time after June 30, 2019, but prior to maturity, at a price of 101% of the aggregate principal amount redeemed;

4.

Add a right in favor of each Debentureholder to enable the Debentureholder to require the Company to purchase, for cash, on June 30, 2017 up to 20% of the Debentures held by the Debentureholder at a price equal to 100% of the principal amount purchased;

5.	Provide a consent fee to each Debentureholder who voted in favor of the Amendments in the amount of Cdn$20.00 per Cdn$1,000 of principal amount of Debentures held; and

6.	Make other amendments to the indenture as required by the U.S. Trust Indenture Act of 1939, along with certain other amendments to remove provisions of the indenture that no longer apply.

The Amendments will apply to all outstanding Debentures. Following today’s special meeting of the Debentureholders, Energy Fuels entered into an amended and restated convertible debenture indenture (the“ Amended Indenture”) with BNY Trust Company of Canada and The Bank of New York Mellon.

Stephen P. Antony, President and CEO of Energy Fuels commented: “We are very pleased with the results of today’s special meeting, whereby the Debentureholders approved amendments to Energy Fuels’  Debentures. The extension of the maturity date will provide the Company with additional financial flexibility for execution of our business plan and optimally position the Company for a recovering uranium market. In addition, the extension removes the specter of potential shareholder dilution which may have resulted if the Company redeemed the Debentures in shares on the previous maturity date of June 30, 2017. We thank the Debentureholders who voted in favor of the Amendments and look forward to an improving uranium market benefitting both the Debentureholders and our common shareholders.”

About Energy Fuels: Energy Fuels is a leading integrated US-based uranium mining company, supplying U3O8 to major nuclear utilities. Energy Fuels holds three of America’s key uranium production centers, the White Mesa Mill in Utah, the Nichols Ranch Processing Facility in Wyoming, and the Alta Mesa Project in Texas. The White Mesa Mill is the only conventional uranium mill operating in the U.S. today and has a licensed capacity of over 8 million pounds of U3O8 per year. The Nichols Ranch Processing Facility is an ISR production center with a licensed capacity of 2 million pounds of U3O8 per year. Alta Mesa is an ISR production center currently on standby. Energy Fuels also has the largest NI 43-101 compliant uranium resource portfolio in the U.S. among producers, and uranium mining projects located in a number of Western U.S. states, including one producing ISR project, mines on standby, and mineral properties in various stages of permitting and development. The Company’s common shares are listed on the NYSE MKT under the trading symbol “UUUU”, and on the Toronto Stock Exchange under the trading symbol “EFR”. The Company’s Debentures are listed on the Toronto Stock Exchange under the trading symbol “EFR.DB.”

Cautionary Note Regarding Forward-Looking Statements: Certain information contained in this news release, including any information relating to: the Company being a leading producer of uranium in the U.S.;  the effective date of the Amendments; any expected benefits associated with the Amendments; financial flexibility afforded to the Company by the Amendments; the Company’s expectations of improving uranium markets; the potential for future shareholder dilution resulting from the redemption of the Debentures in shares; and any other statements regarding Energy Fuels’ future expectations, beliefs, goals or prospects; constitute forward-looking information within the meaning of applicable securities legislation (collectively, "forward-looking statements"). All statements in this news release that are not statements of historical fact (including statements containing the words "expects", "does not expect", "plans", "anticipates", "does not anticipate", "believes", "intends", "estimates", "projects", "potential", "scheduled", "forecast", "budget" and similar expressions) should be considered forward-looking statements. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Energy Fuels’ ability to control or predict. A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation factors relating to: the Company being a leading producer of uranium in the U.S.; the effective date of the Amendments; any expected benefits associated with the Amendments; financial flexibility afforded to the Company by the Amendments; the Company’s expectations of improving uranium markets; the potential for future shareholder dilution resulting from the redemption of the Debentures in shares; and other risk factors as described in Energy Fuels’ most recent annual report on Form 10-K and quarterly financial reports. Energy Fuels assumes no obligation to update the information in this communication, except as otherwise required by law. Additional information identifying risks and uncertainties is contained in Energy Fuels’ filings with the various securities commissions which are available online at www.sec.gov and www.sedar.com. Forward-looking statements are provided for the purpose of providing information  about the current expectations, beliefs and plans of the management of Energy Fuels relating to the future. Readers are cautioned that such statements may not be appropriate for other purposes. Readers are also cautioned not to place undue reliance on these forward-looking statements, that speak only as of the date hereof.

Investor Relations Inquiries:

Energy Fuels Inc.
Curtis Moore – VP – Marketing & Corporate Development
(303) 974-2140 or Toll free: (888) 864-2125
investorinfo@energyfuels.com
www.energyfuels.com